Exhibit 99.1

Specialized Health Products International, Inc.

Fourth Quarter and Year-End 2005 Conference Call

March 9, 2006 4:30PM EST

Opening Remarks by SHPI Management

Operator:

Ladies and gentlemen, thank you for standing by, and welcome to the Specialized Health Products International Fourth Quarter and Year-End 2005 Financial Results Conference Call. During this call, Specialized Health Products International will also be referred to as “SHPI”. At this time all participants are in a listen-only mode, and later we will conduct a question and answer session. The instructions will be given at that time. If you should require assistance during the call, please press star, then zero, and as a reminder, this conference is being recorded.

Before we begin the call, SHPI has asked me to read their forward-looking statements disclaimer:

Remarks made during this call contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements include statements relating to our outlook on our future performance, the potential impact of new product agreements, the trends with respect to new products, our revenue expectations, the expected benefits of the proposed merger between SHPI and The Med-Design Corporation and other statements that are not historical facts, including any implied statements about the future performance of the combined company or SHPI as a stand-alone company. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the fact that our success is dependent on sales generated by our distribution and licensing partners, we have a history of losses, most of our revenues are based on relationships with two companies, which relationships may cease for a variety of reasons, we are dependent on third party manufacturers, we may need and be unable to obtain additional financing, we are subject to negative pricing pressures, and SHPI’s pending acquisition of Med-Design may not be completed when expected, or at all, and risks related to: the integration of SHPI and Med-Design; the generation of royalty revenues from licensees; expected profitability and cash flow, which may never materialize; any uncertainty surrounding the acquisition and the costs related to the acquisition; SHPI’s ability to reduce expense and achieve expected cost savings; delay in the introduction and market acceptance of new products; SHPI’s ability to enforce and continue to develop its intellectual property rights, including rights licensed from third parties; patents may exist of which SHPI is not aware, or existing patents may provide benefits to third parties beyond those anticipated by SHPI; further approvals of regulatory authorities; adverse court rulings; production and/or quality control problems; competitive pressures; and general and industry specific economic conditions. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to SHPI’s most recent annual reports and quarterly reports, as well as other subsequent filings with the Securities and Exchange Commission. SHPI cautions listeners not to place undue reliance on any forward-looking statements. SHPI does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Now I would like to turn the call over to Jeff Soinski, SHPI’s President and Chief Executive Officer, for opening comments.

Jeff Soinski, President and CEO:

Good afternoon and thank you for joining us for our review of SHPI’s fourth quarter and year-ended December 31, 2005. With me today are Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer; Paul Evans, our Vice President of Business Development and General Counsel; and Keith Merrell, our Controller and Acting Chief Financial Officer.

On the call today, I will provide brief opening comments. We will then open the call to your questions.

Over the past year we accomplished several strategic objectives which should better position the company for profitable growth.

Late in the year, we launched two new self-manufactured product lines, MiniLoc™ Safety Infusion Set, our next generation safety Huber needle, and SecureLoc™ Safety Introducer Needle, the first commercial product application of our SecureLoc™ platform technology. Based upon initial market response, we anticipate both new products to be significant revenue contributors in 2006, and have already had to increase manufacturing capacity for our MiniLoc™ product. With the launch of these two new product lines, we now have three self-manufactured product lines, including LiftLoc® Safety Infusion Set, our first safety Huber needle product, which over the past three years has emerged as one of the leading safety entries in the category.

In 2005 we also signed three new product agreements with major corporate partners. In September, we signed a development and OEM supply agreement with Bard Access Systems for a specialty safety needle product. In October, we signed a non-exclusive 5-year OEM supply agreement with Merit Medical Systems for our SecureLoc™ Safety Introducer Needle. And, in December, we signed a license agreement with a multinational medical products company for a passive safety IV catheter application of our SecureLoc™ platform technology. This non-exclusive agreement includes $1 million in upfront and milestone payments, $500,000 of which we received in the fourth quarter, and on-going royalties on product sales with minimum annual royalty payments.

These new agreements are in addition to two other product agreements we already had in place for our SecureLoc™ platform technology:  a license agreement with Becton, Dickinson and Company or BD for safety-engineered spinal and epidural needles, and a development and OEM supply agreement with Tyco Healthcare for conventional and safety bone biopsy needles.

We are currently engaged in discussions with large corporate partners related to other new product applications of our SecureLoc™ platform technology, and hope to announce additional product agreements in 2006.

In November, we announced the signing of a merger agreement with The Med-Design Corporation. Like us, Med-Design is focused on the design and development of proprietary safety medical needle products. Med-Design’s primary technology platform relates to what we believe is the premier retractable safety needle technology. Med-Design has been successful in licensing this technology to BD, the worldwide leader in sales of medical needles. BD is currently marketing three products that are royalty-bearing to Med-Design:  the Integra™ Syringe, AutoGuard Pro™ Shielded IV Catheter, and, most important from a revenue perspective, the Vacutainer® Push Button Blood Collection Set. Med-Design also manufactures and markets a competitive safety Huber needle, SafeStep™, which we believe will complement our existing Huber needle portfolio. Med-Design had revenues of $3.2 million for the twelve months ended September 30, 2005, their most recently reported period.

We believe this merger makes great strategic and financial sense. By combining these two independently growing companies into one stronger, more efficient entity, we expect to create the leading technology provider for safety medical needles and create new opportunities for profitable growth. We also expect the combination to provide us with reliable new revenue streams, additional cash to invest in potential new products and strategic acquisitions, and significant opportunities for cost-savings.

Due to our overlap in capabilities, personnel and corporate and operational infrastructure, we anticipate being able to reduce our combined annual expenses by approximately $4 to $5 million, or approximately 70% to 85% of Med-Design’s stand-alone expenses on an annual basis.

Under the terms of the merger agreement, stockholders of Med-Design will collectively receive equity of SHPI equal to approximately 33% of the shares outstanding of the combined company following the merger. This percentage is subject to adjustments prior to closing within a range of 32.2 to 34.1%.

We expect to file an amended and restated S-4 after both companies have made their year-end 2005 numbers available. If approved by stockholders of both companies, we expect to close the merger in the second quarter of 2006.

At this point, I would like to provide a brief review of our financial performance over the past quarter and the year-ended December 31, 2005.

Total revenue for the fourth quarter of 2005 was $1.9 million, representing a 14% increase from the $1.7 million recorded in the same period last year. Manufactured product sales and royalty revenue combined was $1.5 million and represented 80% of total revenue for the quarter.

Manufactured product sales were $1.1 million for the quarter and represented 55% of total revenue. This performance marks the first quarter in which our manufactured product sales exceeded $1 million. We expect manufactured product sales to continue to grow on an absolute basis and as a percentage of total revenue throughout 2006, as we book a full year of revenue related to our three currently marketed self-manufactured product lines and expect to introduce three new manufactured products in the second half of the year.

Product royalty revenue for the fourth quarter was $474,000, an increase of 7% compared to last year. Actual sales of our corporate partners’ products that are royalty bearing to us have grown at a greater rate than indicated by our reported growth in royalty revenue, because royalty revenue in earlier periods had been supported by minimum royalty payments under certain of our license agreements.

Development fee revenue for the fourth quarter was $368,000, an increase of $251,000   compared to the same period in 2004. This increase was primarily related to our new product development and OEM supply agreement with Bard Access Systems, and development funding under or existing agreements with Tyco Healthcare.

Our gains in development fee revenue were offset by a $274,000 decrease in technology fees and licensing revenue, which were $25,000 for the quarter. This decrease in technology and license fee revenue was expected, as upfront license fees related to our earlier license agreements became fully amortized earlier in the year.

We reported a net loss of $1.7 million for the fourth quarter of 2005, including non-cash charges of $1.4 million. This equates to a net loss of $(0.04) per diluted share, including $(0.03) per share in non-cash charges, compared to a net loss of $47,000 or breakeven on an earnings per diluted share basis for the same period last year.

Non-cash charges recorded in the quarter include a $327,000 charge for amortization of deferred compensation and a $1.1 million accrual for patent litigation expense, which amount represents our estimate of the portion of costs associated with Becton Dickinson’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due us through the end of 2007. In combination with the $291,000 remainder from the accrual we booked related to this lawsuit in December 2003, we now have total reserves of $1.4 million for anticipated expenses related to this lawsuit through the end of 2007.

For the year-ended December 31, 2005, we reported total revenue of $7.0 million, representing a 21% increase compared to the $5.8 million reported in 2004. Manufactured product sales and royalty revenue combined was $5.6 million and represented 80% of total revenue for the year.

Manufactured product sales grew to $3.7 million in 2005, representing a 48% increase compared to 2004. Manufactured product sales accounted for 53% of total revenue in 2005. Sales of our LiftLoc® Safety Infusion Set, which grew by 24% in 2005, were responsible for most of this revenue. Fourth quarter sales of our new MiniLoc™ Safety Infusion Set were the second largest contributor to our annual growth in manufactured product sales. Our new SecureLoc™ Safety Introducer Needle, which began to ship in mid-December, had a limited impact on 2005 sales, but is expected to be a more important revenue contributor in 2006.

Product royalty revenue in 2005 was flat compared to 2004 at $1.9 million. Here again, the real growth in underlying product sales that are royalty bearing to us was somewhat obscured by a comparison to minimum annual payments in 2004.

Development fee revenue in 2005 was $1.1 million, representing a $600,000 increase compared to 2004. This increase was offset by a $590,000 decrease in technology fees and licensing revenue as upfront license fees related to our earlier license agreements became fully amortized early in 2005.

Gross profit for 2005 was $4.9 million, representing a 70% gross margin. This decline in gross margin compared to the 81% gross margin reported in 2004 relates to a shift in revenue mix with manufactured product sales accounting for 53% of total revenue in 2005, compared to 43% of revenue in 2004. In addition, as mentioned earlier, our 100% gross margin technology fee and license revenue decreased in 2005, while our much lower margin development fee revenue increased by approximately the same amount. The combination of these two factors also contributed to the decline in overall gross margin.

Manufactured product sales and royalty revenue, which represented 80% of our total revenue in 2005, provided a blended gross margin of 76%, compared to a blended gross margin of 82% in 2004.

Reported net loss for the year-ended December 31, 2005, was $2.8 million, including non-cash charges of $2.4 million. These non-cash charges are comprised of the $1.1 million accrual for patent litigation expense discussed earlier and a $1.3 million charge related to amortization of deferred compensation. The net loss per diluted share was

$(0.07) in 2005, including $(0.06) per share in non-cash charges, compared to a net loss per diluted share of $(0.01) in 2004.

Total operating expense in 2005 was $7.6 million, including the $2.4 million in non-cash charges discussed earlier.

Operating expense by functional area, excluding the $1.3 million in non-cash stock compensation expense, was as follows:

Research and development expenses totaled $2.9 million in 2005, representing a 21% increase compared to 2004 and 42% of revenue. Research and development continued to be our major area of investment as we brought two new self-manufactured product lines to market in 2005 and made progress in the development and commercialization of our pipeline products, including three new self-manufactured product lines we hope to bring to market in the second half of 2006. Our research and development activities have also generated the intellectual property that provides the basis for our new corporate partner product agreements in 2005.

While we will continue to invest in the development of new products to provide opportunities for future growth, we expect research and development expense to remain relatively flat in 2006 and to decrease as a percentage of revenue on a go-forward basis.

Sales and marketing expense in 2005 was $985,000, or 14% of revenue, compared to $1.0 million or 17% of revenue in 2004. In 2005, we brought greater efficiency to our sales and marketing group following the mid-2004 re-organization of our sales team and streamlining of our marketing efforts. These efforts led to a substantial growth in manufactured product sales, even though sales and marketing expenses remained flat year-to-year.

General and administrative expenses in 2005 were $1.3 million, representing a 3% decrease compared to 2004. By holding G&A expenses flat, we were able to reduce G&A spending to 18% of revenue in 2005, compared to 23% of revenue in 2004. We expect our G&A expenses to continue to decrease as a percentage of total revenue in 2006.

We reported cash and cash equivalents of approximately $707,000 as of December 31, 2005, using approximately $72,000 in net cash during the fourth quarter.

Our net decrease in cash and cash equivalents for full-year 2005 was $865,000, including $542,000 for the purchase of property and equipment related primarily to our new manufacturing lines and $431,000 in capitalized merger costs related to our pending merger with Med-Design. Net cash used in operating activities during 2005 was $412,000, an improvement of $1.3 million or 76% compared to net cash used of $1.7 million in 2004. Net cash used during 2005 was offset by $520,000 in proceeds related to our financing activities in 2005.

We believe that our current cash, improving cash flow from operations, and a revolving line of credit that we recently put in place with Silicon Valley Bank will be sufficient to execute our business plan for the next twelve months.

While our income statement was impacted negatively by the $2.4 million in non-cash charges related to the amortization of deferred compensation and our fourth quarter accrual for patent litigation expense, we are pleased with the progress we have made as an operating company over the past year. With the continued growth of our currently marketed products, the regulatory approval and launch of two new self-manufactured product lines, and the signing of three new product agreements related to our SecureLoc™ platform technology in 2005, we believe we are well positioned for future growth. We also believe that the proposed merger with The Med-Design Corporation, if approved, will provide important benefits to stockholders of both companies.

As we look to 2006, we expect to grow revenues by 25-35% on a stand-alone basis based upon the growth of our currently marketed products and the anticipated launch of three new manufactured product lines in the second half of the year. Revenue related to the Med-Design merger would provide additional opportunities for growth.

We expect to maintain gross margins at a level similar to those achieved in 2005. While we will continue to invest in the development and commercialization of our pipeline products, we expect to maintain research and development spending at a level similar to 2005, with R&D spending continuing to decline as a percentage of total revenue. Finally, we expect the company to be profitable before non-cash stock compensation expense and generate positive cash flow from operations in 2006.

In conclusion, we believe we are still in the early stages of experiencing the long term benefits of our commercialized patented technologies. As we continue to expand our portfolio of marketed products, manufacturing capabilities, and OEM and distributor sales channels, we expect to deliver superior value to our customers and build long-term value for our stockholders.

At this point, I’d like to open the call to your questions.

QUESTION & ANSWER SESSION

Jeff Soinski (CLOSING):

Thank you for joining us for our fourth quarter and year-end 2005 conference call. We appreciate your continued interest in our company, and hope you will join us again on our next conference call when we release our first quarter earnings.

A transcript of our opening remarks and a replay of the conference call in its entirety can be found on our website at www.shpi.com. The operator will now come back on the line to provide call-in information for listening to a replay of the call.